Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of February 4, 2006 by and among Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Phillip Chuanze Liao (“Seller”), individually and as Company Shareholders Agent, and Yeechin Shiong Liao (“Spouse” and, together with Seller, the “Company Shareholders”) and U.S. Bank National Association, as escrow agent hereunder (the “Escrow Agent”).

RECITALS

A. The Company Shareholders are the sole shareholders of Premier Devices, Inc., a California corporation (the “Company”).

B. Parent, Penguin Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and the Company Shareholders are parties to that certain Merger Agreement, dated as of February 4, 2006 (the “Merger Agreement”), pursuant to which Parent shall acquire the Company through the statutory merger of the Company with and into Merger Sub (the “Merger”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Merger Agreement.

C. Pursuant to the terms of the Merger Agreement, Parent and the Company Shareholders have agreed to deposit (or cause to be deposited) three million five hundred thousand (3,500,000) shares of Parent Common Stock that are included in the Aggregate Merger Consideration (the “Escrowed Stock”) or cash into an escrow fund to be governed by the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Creation of Escrow Fund.

(a) Pursuant to Section 2.8(a) of the Merger Agreement, at the Effective Time, Parent shall withhold the Escrowed Stock from the Aggregate Merger Consideration otherwise payable or issuable pursuant to the Merger Agreement to the Company Shareholders. As soon as practicable following the Closing Date (but in no event later than five (5) business days following the Closing Date), Parent shall cause the Escrowed Stock to be deposited with the Escrow Agent to be held in an escrow fund (the “Escrow Fund”) to be governed by the terms and conditions set forth in this Agreement. Each Company Shareholder shall be deemed to have contributed to the Escrow Fund such holder’s Pro Rata Portion of Escrowed Stock to be held by the Escrow Agent pursuant to the Merger Agreement and this Agreement.

(b) The Escrow Agent shall accept delivery of the Escrowed Stock. At any time during the term of the Escrow Fund, Seller may elect on behalf of the Company Shareholders to (i) deposit with the Escrow Agent an aggregate amount of cash equal to (x) $7,125,000 less (y) the aggregate amount of Losses for which the Parent Indemnified Parties (or any of them) have been theretofore indemnified pursuant to Article X of the Merger Agreement by (A) payment in cash or (B) release of Escrowed Stock from the Escrow Fund (the “Escrow Cash Amount”) or (ii) subject to Parent’s policies and practices with respect to insider trading and confidential information, cause the orderly sale of any remaining Escrowed Stock from the Escrow Fund (on behalf of the Company Shareholders) by written instruction from Seller to the Escrow Agent. In the event that Seller shall elect to cause the sale of Escrowed Stock from the Escrow Fund pursuant hereto, all of the proceeds from such sales shall be deposited into the Escrow Fund until the aggregate net cash proceeds raised through such sales and deposited into the Escrow Fund shall be equal to the Escrow Cash Amount, whereupon the Escrow Agent shall promptly release to each of the Company Shareholders the balance of the Escrowed Stock and any proceeds thereon then held in the Escrow Fund in excess of the Escrow Cash Amount, based on the Pro Rata Portion of Escrowed Stock deemed to have been contributed to the Escrow Fund by each such Company Shareholder pursuant to the Merger Agreement. The Escrow Agent shall hold the Escrowed Stock, Escrow Cash Amount or proceeds thereon in the Escrow Fund and disburse the Escrow Fund upon the terms and subject to the conditions of this Agreement.

(c) During the term of this Agreement, the Escrow Fund shall be available as security for the indemnification obligations of the Company Shareholders payable to the Parent Indemnified Parties under Article X of the Merger Agreement, and shall be disbursed in accordance with the terms and conditions set forth in this Agreement.

2. Claims Against Escrow Fund.

(a) A Parent Indemnified Party shall be entitled to make claims against the Escrow Fund in connection with any indemnification claim to recover Losses in accordance with Article X of the Merger Agreement at any time after the date hereof and prior to 11:59 p.m. (Mountain Standard time) on the second anniversary of the Closing Date (the “Expiration Date”). A Parent Indemnified Party may make such a claim against the Escrow Fund by delivering an Indemnification Claim Notice to the Seller in accordance with Section 10.5 of the Merger Agreement and a copy thereof to the Escrow Agent.

(b) The Escrow Agent shall not disburse any portion of the Escrow Fund in respect of any claim against the Escrow Fund unless and until the validity of such claim is finally resolved, either (i) by mutual agreement of the applicable Parent Indemnified Party and the Seller, (ii) by a court of competent jurisdiction, and the Escrow Agent receives written notice of such resolution from the applicable Parent Indemnified Party or the Seller (a “Resolved Claim Notice”) or (iii) upon written request by the Parent Indemnified Party to the Escrow Agent, if Seller shall fail to object in writing to an Indemnification Claim Notice pursuant to Section 11.5(c) of the Merger Agreement to any individual item of Loss set forth in an Indemnification Claim Notice within thirty (30) calendar days after Seller’s receipt of such Indemnification Claim Notice. Within five (5) calendar days after receipt of a Resolved Claim Notice (or after the date that is thirty (30) calendar days following receipt of an Indemnification Claim Notice in the case of a failure to object in writing within thirty (30) days) that provides for the disbursement of all or part of the Escrow Fund to a Parent Indemnified Party, the Escrow Agent shall disburse to such Parent Indemnified Party an amount of the Escrow Fund equal to the recovery amount set forth in such Resolved Claim Notice or Indemnification Claim Notice in the case of a failure to object in a timely manner (a “Parent Escrow Payment”).

(c) In the event that any Escrowed Stock is used to satisfy indemnification claims set forth in a Resolved Claim Notice or Indemnification Claim Notice in the case of a failure to object in writing within thirty (30) days, such Escrowed Stock will be valued for such purpose at the closing price per share of Parent Common Stock as reported on the NASDAQ National Market (or such other principal exchange or automated quotation system on which Parent Common Stock is then trading) on the date of final resolution of the claim or the date of the tolling of the period in which Seller must timely object to an Indemnification Claim Notice, as the case may be.

(d) Notwithstanding anything else to the contrary set forth herein, the Escrow Agent shall disburse the Escrow Fund at any time and from time to time upon, and in accordance with, any joint written instructions that the Escrow Agent may receive from Parent and the Seller.

3. Release of Escrow Fund on Expiration Date.

(a) Within two (2) Business Days after the Expiration Date, the Escrow Agent shall disburse to the Company Shareholders in proportion to their respective Pro Rata Portions of Escrowed Stock (x) any amount of the Escrow Fund then remaining in the possession of the Escrow Agent, plus (y) all income earned prior to the Expiration Date on such Escrow Fund and remaining therein as of such date, if any, less (z) an amount of Escrow Fund (the “Retained Escrow Fund”) that is equal to the aggregate amount of then pending and unresolved claims against the Escrow Fund theretofore made by any Parent Indemnified Parties pursuant to Section 2 hereof (the “Aggregate Outstanding Claims). In the event that Escrowed Stock is to make up part or all of the Retained Escrow Fund, such shares shall be valued for such purpose at the closing price per share of Parent Common Stock as reported on the NASDAQ National Market (or such other principal exchange or automated quotation system on which Parent Common Stock is then trading) on the Expiration Date.

(b) In the event and to the extent that, following the Expiration Date, any claim against the Escrow Fund theretofore made by any Parent Indemnified Party or Parties pursuant to Section 2 hereof is resolved against such Parent Indemnified Party or Parties, promptly thereafter the Escrow Agent shall disburse to the Company Shareholders such amounts of the Retained Escrow Fund corresponding to the amount of the claim against the Escrow Fund that was resolved against such Parent Indemnified

Party or Parties in proportion to their respective Pro Rata Portions of Escrowed Stock, unless the amount of any and all then remaining Aggregate Outstanding Claims (after giving effect to such resolved claim) would otherwise exceed the Retained Escrow Fund after giving effect to such disbursement, in which case such amounts shall not be disbursed to the Company Shareholders to the extent necessary so that the Retained Escrow Fund would equal the amount of any and all remaining Aggregate Outstanding Claims (after giving effect to such resolved claim).

(c) The disbursement of any portion of the Escrow Fund to the Company Shareholders shall be treated for tax purposes as additional merger consideration paid to the Company Shareholders, on the date of the release from the Escrow Fund, on behalf of Parent pursuant to the Merger Agreement; provided, however, that the parties shall treat as interest paid to the Company Shareholders in connection with any such disbursements the amount required to be treated as interest to the Company Shareholders pursuant to the imputed interest rules of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Duties of Escrow Agent; Protection of the Escrow Fund.

(a) The Escrow Agent shall perform such duties and obligations as are set forth herein in accordance with the terms and provisions of this Agreement.

(b) The Escrow Agent shall (i) safeguard and treat the Escrow Fund as a trust fund in accordance with the provisions of this Agreement, and shall hold the Escrow Fund in a separate account or accounts, apart from any other funds or accounts of the Escrow Agent or any other Person and (ii) hold and dispose of the Escrow Fund only in accordance with the terms and provisions of this Agreement.

(c) Following the Closing, the duties of the Escrow Agent with respect to the Escrow Fund may be altered, amended, modified or revoked only by a writing signed by Parent, Seller and the Escrow Agent.

(d) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

(e) Each Company Shareholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such Company Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

5. Permitted Investments of Escrow Fund by the Escrow Agent.

(a) The Escrow Agent shall hold the Escrow Fund in escrow and shall invest any cash in the Escrow Fund, including without limitation any proceeds, interest, and dividends received on the Escrow Cash Amount or Escrowed Stock, as the case may be, only in Permitted Investments. For purposes of this Agreement, “Permitted Investments” shall mean investments consisting exclusively of one or more of the following, as may be selected from time to time by written instruction from Parent and the Seller: (i) direct obligations of the United States government having maturities of ninety (90) days or less; (ii) money market deposit accounts with U.S. Bank National Association, whose short-term debt ratings are not less than A-1/P-1; and (iii) money market funds that invest solely in direct obligations of the United States government. In the absence of written instructions to the contrary, the Escrow Agent shall invest the Escrow Fund in the Escrow Agent’s Insured Money Market Account.

(b) The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.

(c) As and when any portion of the Escrow Fund is to be released pursuant to Section 2 hereof or Section 3 hereof, the Escrow Agent shall cause the Permitted Investments to be converted into cash in accordance with its customary procedures and shall not be liable for any loss of principal or income in connection therewith. The Escrow Agent shall not be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrow Cash Amount is invested or the choice of Permitted Investments converted into cash pursuant to this Section 5.

(d) All income earned on the Escrow Fund, if any, shall become part of, and be held as an additional portion of, the Escrow Fund. The parties hereto agree that the Company Shareholders shall be treated as the owner of the Escrow Fund for Tax purposes unless and until disbursed in accordance with this Agreement, and that all interest on or other taxable income, if any, earned from the investment of the Escrow Fund shall be treated for Tax purposes as income of the Company Shareholders. Upon any release of the Escrow Fund to the Company Shareholders, a portion of such amount distributed may be treated as interest under the imputed interest rules of the Code. Within ten (10) calendar days after the end of each calendar quarter, forty percent (40%) of the income earned on the portion of the Escrow Fund treated as owned by the Company Shareholders during such quarter shall be distributed to the Company Shareholders in proportion to their respective Pro Rata Portion of Escrowed Stock. The Escrow Agent shall file with the Internal Revenue Service and issue to the Company Shareholders appropriate Treasury Forms 1099 reflecting the earnings from the investment of the Escrow Fund for each calendar year. Notwithstanding the foregoing, no portion of the Escrow Fund shall be released except as expressly provided for in this Agreement.

6. Exculpatory Provisions.

(a) The Escrow Agent shall be obligated to perform only such duties and obligations as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent, except for gross negligence, willful misconduct or breach of this Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of Parent or the Company Shareholders for punitive, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.

(b) In the event of a dispute between the parties hereto, the Escrow Agent is hereby expressly authorized to disregard any and all notifications given by any of the parties hereto or by any other person, excepting only a Resolved Claim Notice or a joint written instruction contemplated by Section 2(c) hereof on which the Escrow Agent shall be entitled to conclusively rely and shall distribute the Escrow Fund in accordance with the terms thereof, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Merger Agreement, this Agreement or any documents or papers deposited or called for thereunder or hereunder.

(d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Merger Agreement, this Agreement or any documents deposited with the Escrow Agent.

7. Resignation and Removal of the Escrow Agent.

(a) The Escrow Agent may resign as escrow agent hereunder at any time, with or without cause, by giving at least thirty (30) days’ prior written notice to each of Parent and the Seller, such resignation to be effective thirty (30) days following the date such notice is received by Parent and the Seller. In addition, Parent and the Seller may jointly remove the Escrow Agent as escrow agent hereunder at any time, with or without cause, by an delivering an instrument executed by Parent and the Seller (which may be executed in counterparts) to the Escrow Agent, which instrument shall designate the effective date of such removal.

(b) In the event of any such resignation or removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America or of the State of Colorado having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than $50,000,000, shall be jointly appointed by Parent and the Seller on the terms and conditions of this Agreement. Any such successor escrow agent shall deliver to Parent and the Seller a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive possession of the Escrow Fund. Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall deliver the Escrow Fund then held hereunder to the successor Escrow Agent.

8. Fees. Parent, on the one hand, and the Company Shareholders, on the other hand in proportion to their respective Pro Rata Portion of Escrowed Stock, shall each pay the Escrow Agent fifty percent (50%) of the Escrow Agent’s fees as set forth on the Fee Schedule attached hereto as Exhibit A (as may be amended in the event that the Escrow Agent is replaced by a successor pursuant to Section 7 hereof).

9. Further Instruments. In the event that the Escrow Agent reasonably requires other or further instruments in connection with its performance of its duties and obligations hereunder, Parent and the Seller shall use their respective commercially reasonable best efforts to join in furnishing such instruments.

10. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the terms and provisions of this Agreement.

11. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, Parent and the Company Shareholders shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any liability incurred by the Escrow Agent to any Person by reason of its having accepted such appointment or in carrying out its duties and obligations under this Agreement, and to reimburse the Escrow Agent for all its costs and expenses (including, without limitation, counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 11; provided, however, that no indemnity need be paid in case of the Escrow Agent’s gross negligence, willful misconduct or breach of this Agreement.

12. General.

(a) Notice. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by facsimile (with written confirmation of transmission), (iii) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third (3rd) day after such mailing) or (iv) delivered by an express courier (with written confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent to:

Sirenza Microdevices Inc.

303 South Technology Court

Broomfield, CO 80021

Attention: Robert Van Buskirk

Facsimile: (303) 327-3483

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Steven V. Bernard

Facsimile: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower

Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler

Facsimile: (415) 947-2099

If to the Seller and/or Spouse to:

Phillip Chuanze Liao and/or Yeechin Shiong Liao

_____________________

Atherton, CA 94027

Facsimile: __________

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94061

Attention: Lowell D. Ness

Facsimile: (650) 614-7401

If to the Escrow Agent:

U.S. Bank National Association

One California Street

Suite 2100

San Francisco, CA 94111

Attn: Sheila Soares

Telephone: (415) 273-4532

Facsimile No.: (415) 273-4591

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt.

(b) Amendment and Termination. This Agreement may be amended or terminated if, but only if, such amendment or termination is in writing and is signed by each of Parent and the Seller, and upon written notice to the Escrow Agent at any time given jointly by Parent and the Seller, but the duties and responsibilities of the Escrow Agent may not be amended or modified without its consent.

(c) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

(d) No Assignment; Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto; provided, however, that Parent may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to (i) a wholly owned Subsidiary of Parent, in which event all of the rights and powers of Parent and remedies available to Parent under this Agreement shall extend to and be enforceable by such Subsidiary, or (ii) any Person who acquires Parent, whether by way of merger or the purchase of all of Parent’s outstanding capital stock or substantially all of Parent’s assets, provided further in the case of the foregoing clauses (i) and (ii), Parent shall remain fully and primarily obligated hereunder. In the event of any such assignment and delegation, the term “Parent” as used in this Agreement shall be deemed to refer to such Subsidiary or successor of Parent, as the case may be, where reference is made with respect to actions to be taken with respect to the transactions contemplated by this Agreement, and shall be deemed to include both Parent and such Subsidiary or successor of Parent, as the case may be, where appropriate.

(e) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

(f) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

(g) Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware without regard to applicable choice of law provisions thereof.

(h) Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

(j) Entire Agreement. This Agreement constitutes the entire agreement between the Escrow Agent, on the one hand, and Parent and the Company Shareholders on the other hand, relating to the holding, investment and disbursement of the Escrow Fund and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Fund, and supersedes all prior agreements and understandings, both written and all with respect to the subject matter of this Agreement. As between Parent and the Company Shareholders, this Agreement and the Merger Agreement constitute the entire agreement between Parent and the Company Shareholders, it being understood that in the event of a conflict between this Agreement and the Merger Agreement, the Merger Agreement shall govern.

(k) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(l) Appointment of Shareholder Agent. Spouse hereby appoints Seller as her agent and attorney-in-fact, with full power of substitution, to act for and on her behalf in respect of this Agreement.

13. Tax Reporting Matters. The Company Shareholders agree to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate Forms W-9 and other forms and documents that the Escrow Agent may reasonably request to the Escrow Agent within thirty (30) days after the date hereof. The parties hereto understand that the Escrow Agent will deduct and withhold from any amounts payable or otherwise deliverable to the Company Shareholders or Parent pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

14. Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Parent, the Seller and spouse each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

SIRENZA MICRODEVICES, INC.

By:	/s/ Robert Van Buskirk

Name:	Robert Van Buskirk

Title:	President and CEO

PHILLIP CHUANZE LIAO

/s/ Phillip Liao

YEECHIN SHIONG LIAO

/s/ Yeechin Liao

THE ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares

Name:	Sheila K. Soares

Title:	Vice President

[ESCROW AGREEMENT]

EXHIBIT A

FEE SCHEDULE

Schedule of Fees for Services as

REQUIRED

For

SIRENZA MICRODEVICES, INC./

PREMIER DEVICES, INC.

Initial Fees
Acceptance Fee	$4,000.00

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing. U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

Administration Fees Billed Annually
Escrow Agent	$1,000.00
Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.

Incidental Expenses	5.0%
Charge for miscellaneous expenses such as; fax, messenger service, overnight mail, telephone, stationery and postage. This change is a percent of total Administration Fees, charged in advance.

Direct Out of Pocket Expenses	At Cost
Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.